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                                                                  EXHIBIT 1


               Information Concerning Transactions
               in Ben Franklin Shares Effected
               by any of the Reporting Persons
               During the Past Sixty Days
               -----------------------------------


               The following transactions were effected on the New York Stock Exchange, Inc. The price per share excludes brokerage commissions.



                              Date        Shares
     Name                     of Sale     Sold        Price Per Share
     ----                     -------     ----        ---------------
     Estrin Equities          7/15/96      3,000      $13/32
       Limited Partnership    7/16/96     20,000       13/32
                              7/17/96     36,666       13/32
                              7/17/96     27,000        3/8
                              7/17/96      5,499       13/32
                              7/19/96     10,000       11/32
                              7/22/96     10,000        5/16
                              7/23/96     10,000       11/32
                              7/24/96     10,000       11/32




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